Filed pursuant to Rule 424(b)(3)

Registration No. 333-130029

PROSPECTUS SUPPLEMENT NO. 8

to prospectus dated March 16, 2006

Up to 50,728,328 Shares

TELZUIT MEDICAL TECHNOLOGIES, INC.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated March 16, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 50,728,328 shares of our common stock. This prospectus supplement includes our attached Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on August 1, 2006.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated March 16, 2006, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 8 of the prospectus dated March 16, 2006 and the risk factors included in our Annual Report on Form 10-KSB for the year ended June 30, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 1, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant

Effective July 28, 2006, Telzuit Medical Technologies, Inc. (the “Company”) engaged Cross, Fernandez & Riley, LLP as its new independent registered public accountant to audit the Company’s financial statements for the year ended June 30, 2006.

During the two most recent fiscal years and the interim period between June 30, 2006 and July 6, 2006 (the date of dismissal of the Company’s prior independent registered public accounting firm), neither the Company (nor anyone on its behalf) consulted Cross, Fernandez & Riley, LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written nor oral report was provided to the Company in which a conclusion reached by the new accountant was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was subject to any disagreement or reportable event under Item 304(a)(1) of Regulation S-B.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

Date: July 31, 2006	By:	/s/ Warren Stowell

Warren D. Stowell President and Chief Executive Officer